UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    July 12, 2013

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

001-31737	Gulf Power Company (A Florida Corporation) One Energy Place Pensacola, Florida 32520 (850) 444-6111	59-0276810

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.
See MANAGEMENT'S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - “PSC Matters - Retail Base Rate Case” of Gulf Power Company (“Gulf Power”) and Note (B) under “Retail Regulatory Matters - Gulf Power - Retail Base Rate Case” to the Condensed Financial Statements in Gulf Power's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 for information regarding Gulf Power's notification to the Florida Public Service Commission (the “Florida PSC”) of its intent to file for an increase in Gulf Power's base rates.
On July 12, 2013, Gulf Power filed a petition with the Florida PSC requesting an increase in retail rates and charges to the extent necessary to generate additional gross annual revenues in the amount of $74,393,000. The requested increase provides a reasonable opportunity for Gulf Power to earn a retail rate of return on common equity of 11.5 percent. The Florida PSC is expected to make a decision on this matter within eight months.
Gulf Power has calculated its revenue deficiency based on the projected period January 1, 2014 through December 31, 2014 which serves as the test year. The test year provides the appropriate period of utility operations to be analyzed by the Florida PSC to be able to set reasonable rates for the period the new rates will be in effect. The period January 1, 2014 through December 31, 2014 best represents expected future operations of Gulf Power as the regional economy continues to emerge from the recession. The petition also requests that the Florida PSC approve the projected January 1, 2014 through December 31, 2014 test year and consent to new rate schedules going into operation on a permanent basis as soon as possible.
The ultimate outcome of these matters cannot now be determined.
Cautionary Note Regarding Forward-Looking Statements
Certain information contained in this Current Report on Form 8-K is forward-looking information based on current expectations and plans that involve risks and uncertainties.

Forward-looking information includes, among other things, statements concerning Gulf Power's filing with the Florida PSC to increase retail base rates. Gulf Power cautions that there are certain factors that could cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Gulf Power; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Gulf Power's Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to the Florida PSC's review of Gulf Power's filing to increase retail base rates; the impact of recent and future federal and state regulatory changes, environmental laws including regulation of water, coal combustion byproducts, and emissions of sulfur, nitrogen, carbon, soot, particulate matter, hazardous air pollutants, including mercury, and other substances, financial reform legislation, and also changes in tax and other laws and regulations to which Gulf Power is subject, as well as changes in application of existing laws and regulations; current and future litigation, regulatory investigations, proceedings, or inquiries, including the pending Environmental Protection Agency civil action against Gulf Power and Internal Revenue Service and state tax audits; the effects, extent, and timing of the entry of additional competition in the markets in which Gulf Power operates; variations in demand for electricity, including those relating to weather, the general economy and recovery from the recent recession, population and business growth (and declines), the effects of energy conservation measures, and any potential economic impacts resulting from federal fiscal decisions; available sources and costs of fuels; effects of inflation; ability to control costs and avoid cost overruns during the development and construction of facilities; advances in technology; the ability of counterparties of Gulf Power to make payments as and when due and to perform as required; the ability to obtain new short- and long-term contracts with wholesale customers; the direct or indirect effect on Gulf Power's business resulting from terrorist incidents and the threat of terrorist incidents, including cyber intrusion; interest rate fluctuations and financial market conditions and the results of financing efforts, including Gulf Power's credit ratings; the impacts of any potential U.S. credit rating downgrade or other sovereign financial issues, including impacts on interest rates, access to capital markets, impacts on currency exchange rates, counterparty performance, and the economy in general; the ability of Gulf Power to obtain additional generating capacity at competitive prices; catastrophic events such as fires, earthquakes, explosions, floods, hurricanes, droughts, pandemic health events such as influenzas, or other similar occurrences; the direct or indirect effects on Gulf Power's business resulting from incidents affecting the U.S. electric grid or operation of generating resources; and the effect of accounting pronouncements issued periodically by standard setting bodies. Gulf Power expressly disclaims any obligation to update any forward-looking information.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:July 12, 2013	GULF POWER COMPANY By /s/Melissa K. Caen Melissa K. Caen Assistant Secretary

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